Exhibit 99.4

Unaudited Pro Forma Statement of Estimated Taxable Operating Results and Cash to be Made Available by Operations for the Year Ended December 31, 2012
Crown Castle International Corp. and Subsidiaries
Year Ended December 31, 2012
(in thousands)

The following is additional information provided in respect of Rule 3-14 of Regulation S-X and represents an estimate of the taxable operating results and cash to be made available by operations of Crown Castle (inclusive of the impact of the AT&T Transaction) based upon the pro forma condensed combined statement of operations for the year ended December 31, 2012. These estimated results do not purport to represent results of operations in the future and were prepared based on the assumptions outlined in the pro forma condensed combined statement of operations, which should be read in conjunction with this statement.

2012 Reconciliation between GAAP net Income and Taxable Income (Loss)

Pro Forma
Net income (loss)	$167,578
Net book depreciation in excess of tax depreciation	118,738
Net book amortization in excess of tax amortization	181,032
Book income not recognized for tax	(314,036)
Book expense not deducted for tax	9,226
Tax income not recognized for book	122,261
Tax expense not deducted for book	(218,924)
Estimated taxable income (loss)	65,875

Adjustments:
Depreciation	580,883
Amortization	230,077
Net book depreciation in excess of tax depreciation	(118,738)
Net book amortization in excess of tax amortization	(181,032)

Estimated cash to be made available from operations	$577,065

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